News Release

P.O. Box 110      ▪      Route 5      ▪      South Deerfield      ▪     MA      ▪     01373-0110
FOR IMMEDIATE RELEASE
Contact:           Bruce H. Besanko
                    (413) 665-8306
THE YANKEE CANDLE COMPANY, INC. REPORTS
FISCAL 2005 FOURTH QUARTER AND FULL YEAR RESULTS
Fourth Quarter Revenue Up 8%, EPS up 1% to $1.01 and
Full Year Revenue Up 8% and EPS up 3%
Results Include Impact of $5.5 million Pre-Tax Restructuring Charge;
Excluding Charge, Fourth Quarter Adjusted EPS Exceeds Guidance
South Deerfield, MA – February 15, 2006 – The Yankee Candle Company, Inc. (“Yankee” or the “Company”) (NYSE:YCC), the leading designer, manufacturer, wholesaler and retailer of premium scented candles, today announced financial results for the fourth quarter and fiscal year ended December 31, 2005 (“fiscal 2005”). Total sales for the fourth quarter were $236.9 million, an 8% increase over the year ago quarter. Total sales for fiscal 2005 were $601.2 million, an 8% increase over fiscal 2004.
Earnings per common share on a diluted basis for the fourth quarter of 2005 increased 1% to $1.01 from $1.00 for the prior year quarter. Earnings per common share on a diluted basis for the full fiscal year 2005 increased 3% to $1.73 from $1.68 for the prior fiscal year.
“In the fourth quarter, Yankee Candle grew total revenues, segment profit and earnings per share versus the prior year period and delivered earnings per share before the restructure that exceeded the high end of our guidance despite a very promotional holiday environment and wax allocations,” said Craig Rydin, Chairman and Chief Executive Officer. “We had strong revenue growth in both our Retail and Wholesale Divisions, each of which was within or above the guidance we provided in our October call. Key among our achievements in the quarter was the opening of our 2nd flagship store in Williamsburg, Virginia, which has been very well received and significantly exceeded its sales plan in the fourth quarter. I want to thank all of our employees for a good job this holiday season.”
During the fourth quarter of fiscal 2005, the Company initiated a previously announced restructuring plan to close 17 underperforming stores and re-invest in talent and other strategic growth initiatives. In connection with this restructuring plan, a pre-tax charge of approximately $5.5 million was recorded in the fourth quarter of fiscal 2005. Included in the restructuring charge was approximately $2.4 million related to lease termination costs, approximately $2.5 million related to non-cash fixed assets write-offs and approximately $0.6 million in employee related and other costs. As of the date of this press release seven of the 17 underperforming stores have been closed. The Company expects to close the remaining ten locations before the end of the first quarter of fiscal 2006.

Excluding the impact of the fourth quarter restructuring charge of $5.5 million, adjusted earnings per common share on a diluted basis for the fourth quarter of 2005 increased 9% to $1.09 from $1.00 for the prior year quarter; and for the full fiscal year 2005 increased 8% to $1.81 from $1.68 for the prior fiscal year. For a reconciliation of these results with those reported above including the impact of the restructuring charge, please see the Statements attached to and incorporated within this press release.
Revenue Highlights:
•	Wholesale sales were $92.4 million in the fourth quarter, a 10% increase over the year ago quarter; and Wholesale comparable sales increased 2%. For fiscal 2005, Wholesale sales were $297.1 million, a 10% increase over fiscal 2004; and Wholesale comparable sales increased 2% for fiscal 2005.

•	Retail sales were $144.5 million in the fourth quarter, a 7% increase over the fiscal 2004 fourth quarter. Consumer Direct increased 18% over the fiscal 2004 fourth quarter. Comparable sales in the 335 retail stores that have been open more than one year and Consumer Direct decreased 3% and retail comparable store sales (excluding Consumer Direct) decreased 4% in the quarter. For fiscal 2005, retail sales were $304.0 million, a 7% increase over fiscal 2004. Comparable sales in the 335 stores that have been open more than one year and Consumer Direct decreased 2% for fiscal 2005. Retail comparable store sales (excluding Consumer Direct) decreased 4% for fiscal 2005.
Income Statement Highlights:
Craig Rydin continued, “Our gross profit and income from operations were affected primarily by higher energy costs that increased our wax and freight costs, as well as by higher production costs incurred as we worked around wax allocations, and to a lesser extent by the promotional environment this past holiday season. We were able to offset some of this impact by effectively managing fourth quarter G & A to a level favorable to our guidance.”
•	Gross profit increased 5% to $140.9 million for the fourth quarter ended December 31, 2005 as compared to the prior year quarter; and increased 6% to $343.7 million for fiscal 2005 compared to fiscal 2004. As a percentage of sales, gross profit decreased to 59.5% for the fourth quarter ended December 31, 2005 compared to 61.5% for the fourth quarter ended January 1, 2005; and decreased to 57.2% for fiscal year 2005 compared to 58.4% for fiscal year 2004.

•	Income from operations for the fiscal 2005 fourth quarter decreased 7% to $73.3 million, from $79.0 million for the prior year quarter. Excluding the restructuring charge, adjusted income from operations for the fiscal 2005 fourth quarter decreased slightly to $78.8 million.

•	Income from operations for fiscal 2005 decreased 3% to $134.8 million, from $139.3 million operating profit for fiscal 2004. Excluding the restructuring charge, adjusted income from operations for fiscal year 2005 increased 1% to $140.3 million.

	Thirteen Weeks	Thirteen Weeks	Fifty-Two Weeks	Fifty-Two Weeks
	Ended	Ended	Ended	Ended
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
Income from operations	$73,287	$79,002	$134,759	$139,327
Restructuring charge	5,546	—	5,546	—

Adjusted Income from operations	$78,833	$79,002	$140,305	$139,327

% change from prior year	0%		1%
Other Highlights:
•	The Company continues to return capital back to its shareholders through its share repurchase program. In the fourth quarter, the Company repurchased and retired 2,610,850 shares of its Common Stock at a total cost of approximately $65.0 million. In the fiscal year of 2005, it repurchased and retired 6,543,234 shares of its Common Stock, or 14% of its beginning year common shares outstanding, at a total cost of $185.0 million. Approximately $65.0 million remains available for future purchases pursuant to its stock repurchase program announced on July 27, 2005.
Forecast Highlights:
Mr. Rydin continued, “We made progress during the fourth quarter on our short-term initiatives and are putting the finishing touches on the implementation of our strategic plan, which we believe will set the stage for profitable growth in 2006 and beyond. For 2006, our priorities on the top line are to stimulate total sales growth through improved sales and marketing, faster and greater innovation, and selective channel expansion to gain market share. We also are focused on driving long-term profitability by raising our efficiency level, removing cost where possible, and further orienting our culture toward performance-based objectives. While we are still in the first stage of this transition, we believe we are making progress on all fronts.”
The Company also provided its sales and EPS guidance for 2006, excluding any impact of additional share repurchases.
•	For the full year and first quarter of 2006, the Company expects approximately 6%-8% total sales growth. For the full year the Company expects 11%-14% growth in adjusted net income per diluted common share, or $2.01 — $2.07, including $0.24 — $0.25 in the first quarter. The diluted EPS growth for the full year would be 16% — 20%, inclusive of the restructure charge in 2005. The diluted earnings per share guidance incorporates the net benefit (higher interest expense on revolver borrowings and fewer shares outstanding) of share repurchase activity in the twelve months of fiscal 2005.

Earnings Conference Call:
The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss fiscal 2005 fourth quarter and full year results and our outlook for fiscal 2006. This call is being webcast by CCBN and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, and then select the “Investor Information” link. Enter your registration information, 10 minutes prior to the start of the conference.
The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles in the giftware industry. Yankee has a 36 year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of approximately 16,400 store locations, a growing base of Company owned and operated retail stores (390 located in 42 states as of December 31, 2005), direct mail catalogs, its Internet website (www.yankeecandle.com), international distributors and to a European wholesale customer network of approximately 2,200 store locations (through its distribution center located in Bristol, England).
Non-GAAP Information
In addition to disclosing results determined in accordance with generally accepted accounting principles, or GAAP, Yankee Candle also discloses adjusted, or non-GAAP, results of operations that exclude certain items. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze Yankee Candle’s performance, core results and underlying trends. In order to better assess operating trends, management utilizes a measure of adjusted net income and adjusted diluted net income per common share on a non-GAAP basis that excludes for the applicable periods a restructuring charge, net of tax effects related to the closing of 17 underperforming stores and re-investment in talent and other strategic growth initiatives.
Excluded charges are considered to be non-recurring and non-operational in the applicable period. Management believes adjusted net income provides useful supplemental information to management and investors regarding the performance and underlying trends of Yankee Candle’s business operations and facilitates comparisons to its historical operating results. Management uses this information internally for forecasting, budgeting and evaluating the effectiveness of Yankee Candle’s operational strategies. Management believes it is important to provide investors with the same metrics used by management to measure core operating performance, which assists investors in analyzing the underlying trends in Yankee Candle’s business over time.
Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of Yankee Candle’s profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made. See the tables to this press release for a reconciliation of non-GAAP amounts to amounts reported under GAAP.

This press release contains certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2006, and the first quarter thereof, the growth initiatives and specific actions discussed above and their impact on the Company’s future operating results, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on our stock price of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

The Yankee Candle Company, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

Thirteen Weeks	Thirteen Weeks	Fifty-Two Weeks	Fifty-Two Weeks
Ended	Ended	Ended	Ended
December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
Sales:
Retail	$144,471	60.99%	$134,867	61.62%	$304,057	50.58%	$283,482	51.15%
Wholesale	92,407	39.01%	83,995	38.38%	297,124	49.42%	270,720	48.85%

Total sales	236,878	100.00%	218,862	100.00%	601,181	100.00%	554,202	100.00%

Cost of sales	95,969	40.51%	84,346	38.54%	257,455	42.82%	230,519	41.59%

Gross profit	140,909	59.49%	134,516	61.46%	343,726	57.18%	323,683	58.41%

Selling expenses:
Retail	40,339	27.92	%(A)	37,595	27.88	%(A)	126,838	41.72	%(A)	116,101	40.96%	(A)
Wholesale	6,334	6.85	%(B)	4,310	5.13	%(B)	19,217	6.47	%(B)	15,232	5.63%	(B)

Total selling expenses	46,673	19.70%	41,905	19.15%	146,055	24.29%	131,333	23.70%

General & administrative expenses	15,403	6.50%	13,609	6.22%	57,366	9.54%	53,023	9.57%
Restructuring charge	5,546	2.34%	—	0.00%	5,546	0.92%	—	0.00%

Income from operations	73,287	30.94%	79,002	36.10%	134,759	22.42%	139,327	25.14%
Interest income	(6)	0.00%	(4)	0.00%	(23)	0.00%	(13)	0.00%
Interest expense	2,441	1.03%	1,091	0.50%	7,250	1.21%	4,152	0.75%
Other income	(302)	-0.13%	(1,380)	-0.63%	(502)	-0.08%	(1,488)	-0.27%

Income before provision for income taxes	71,154	30.04%	79,295	36.23%	128,034	21.30%	136,676	24.66%
Provision for income taxes	27,750	11.71%	31,322	14.31%	49,933	8.31%	53,987	9.74%

Net income	$43,404	18.32%	$47,973	21.92%	$78,101	12.99%	$82,689	14.92%

Basic earnings per share	$1.01	$1.01	$1.75	$1.70

Diluted earnings per share	$1.01	$1.00	$1.73	$1.68

Dividends per share	$0.13	N/A	$0.25	N/A

Weighted avg. basic shares outstanding	42,776	47,456	44,622	48,749
Weighted avg. diluted shares outstanding	43,083	47,867	45,053	49,136

Reconciliation of Non-GAAP Measures:
Net Income, as reported	$43,404	$47,973	$78,101	$82,689
Restructuring charge, net of tax	3,383	—	3,383	—

Adjusted net income	$46,787	$47,973	$81,484	$82,689

Net income, per common share, diluted as reported	$1.01	$1.00	$1.73	$1.68
Restructuring charge, net of tax	0.08	—	0.08	—

Adjusted net income per common share, diluted	$1.09	$1.00	$1.81	$1.68

(A)	Retail selling expenses as a percentage of retail sales.

(B)	Wholesale selling expenses as a percentage of wholesale sales.

The Yankee Candle Company, Inc. And Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2005	January 1, 2005
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$12,655	$36,424
Accounts receivable, net	42,546	28,231
Inventory	55,528	46,901
Prepaid expenses and other current assets	9,060	8,112
Deferred tax assets	6,734	3,876

Total Current Assets	126,523	123,544
Property, Plant And Equipment, net	139,089	126,365
Marketable Securities	2,223	1,499
Deferred Financing Costs	593	451
Deferred Tax Assets	73,975	84,697
Other Assets	12,731	9,803

Total Assets	$355,134	$346,359

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$21,068	$20,246
Accrued payroll	14,319	14,492
Accrued income taxes	20,828	26,264
Other accrued liabilities	34,326	18,435

Total Current Liabilities	90,541	79,437
Deferred Compensation Obligation	2,418	1,659
Long-Term Debt	178,000	75,000
Deferred Rent	16,031	10,600
Stockholders’ Equity	68,144	179,663

Total Liabilities And Stockholders’ Equity	$355,134	$346,359

The Yankee Candle Company, Inc.
February 15, 2006 Earnings Release
Supplemental Data

	Quarter	Year to Date	Total
Retail Stores	23	53	390

Wholesale Customer Locations — North America	100	784	16,384

Wholesale Customer Locations — Europe	102	12	2,212

Square Footage — Gross	93,632	140,611	794,408

Square Footage — Selling	65,225	102,605	620,979

Total Company Comp Sales Change %	-1%	0%

Wholesale Comp Sales Change %	2%	2%

Retail Comp Store Sales Change %	-4%	-4%

Retail Comp Store Count	335	—	335

Retail Comp Store Sales Change %, excl. S.Deerfield	-4%	-3%

Retail Comp Store & Consumer Direct Sales Change %	-3%	-2%

Sales per Square Foot (1)	—	$560
Store Count	—	336
Average store square footage, gross (2)	—	1,661
Average store square footage, selling (2)	—	1,285

Gross Profit (3)

Retail $	$97,439	$202,384

Retail %	67.5%	66.6%

Wholesale $	$43,470	$141,342

Wholesale %	47.0%	47.6%

Segment Profit (3)

Retail $	$57,099	$75,546

Retail %	39.5%	24.9%

Wholesale $	$37,137	$122,125

Wholesale %	40.2%	41.1%

Depreciation & Amortization (3)	$6,435	$24,788

Inventory per Store	$35,000	—

Inventory Turns	6.2	4.7 (4)

Capital Expenditures (3)	$16,836	$39,180

Shares Outstanding	40,962,696	—

Weighted avg diluted shares in EPS calculation	43,083,000	—

(1)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield Flagship Store and stores closed during 2005.

(2)	Excludes S. Deerfield and Williamsburg, VA Flagship stores.

(3)	Dollars in thousands.

(4)	Rolling four quarters.